Exhibit 6.18

ESCROW AGREEMENT

This Escrow Agreement (this "Agreement") is entered into effective [DATE] by and among _________________ (the “Company”), Wefunder, Inc., a Delaware corporation (“Wefunder"), and Boston Private Bank and Trust Company, a Massachusetts Trust Company (referred to herein as both the "Bank" and "Escrow Agent").

RECITALS

WHEREAS, the Company has represented to Escrow Agent that it will offer its securities for sale (the "Offering") to investors (“Investors”), pursuant to Regulation A (“Reg A”) of the Securities Act of 1933, as amended (the "Act") through an online technology platform operated by Wefunder;

WHEREAS, the proceeds of the Offering will be invested in the Company’s securities;

WHEREAS, Escrow Agent has agreed to act as the Company’s escrow agent in connection with the Offering on the terms and conditions set forth in this Agreement and as otherwise provided by law; and

WHEREAS, the Company represents its belief that the terms and conditions set forth in this Agreement comply with Reg A of the Act;

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.	Recitals.

The Recitals to this Agreement are hereby incorporated into the body hereof by this reference as though fully set forth herein.

2.	Appointment as Escrow Agent.

The Company hereby appoints Bank to serve as Escrow Agent hereunder, and Bank hereby agrees to serve as Escrow Agent hereunder until this Agreement is terminated pursuant to the terms of this Agreement.

3.	Accounts.

Wefunder shall open with the Escrow Agent and throughout the term of this Agreement a non-interest bearing business checking account for the benefit of Investors to receive funds paid by Investors via Automated Clearing House, check, incoming wire transfer, and credit card ("Omnibus Account"). Company understands that funds paid by Investors will be deposited to the Omnibus Account and that funds received from investors of other offerings not related to this Offering will also be maintained in the Omnibus Account.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 1

4.	Rules and Regulations For Accounts.

All rules, regulations and requirements for the handling of the Omnibus Account shall be in the sole and absolute discretion of the Escrow Agent, provided they comply with Reg A of the Act.

Escrow Agent shall comply with the government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the Securities and Exchange Commission, under which financial institutions are required to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions, including those requirements relating to information requested of the Issuer and Investors, which will be typical information requested in the gathering and verification guidelines. Escrow Agent shall follow best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. For purposes of this Agreement, Escrow Agent relies upon the procedures and recordkeeping undertaken by Wefunder in accordance with the procedures set forth in Exhibit A hereto, and the records of the same provided to Escrow Agent from time to time.

5.	Obligations of the Company, Wefunder and Escrow Agent.

(a) All moneys raised from Investors in connection with the Offering shall be deposited directly by the Investor, via check, wire, credit card payment or ACH transfer only, into the Omnibus Account, ACH Omnibus Account, or Credit Card Omnibus Account, as directed by Wefunder.

(b) Neither the Company nor Wefunder shall be permitted to transfer money out of the Omnibus Account, but the Company and Wefunder may direct the Escrow Agent to transfer money from the Omnibus Account to the Company or to one or more Investors. Only Escrow Agent shall have the authority to transfer money out of an Omnibus Account under the terms and conditions provided in this Agreement.

(c) Concurrently with the Offering, the Company will provide Escrow Agent with the requirements for the distribution of the funds related to the Offering.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 2

(d) Upon the execution of investment documentation between Investors and the Company, Wefunder will notify Escrow Agent that the conditions for distribution of the money in the Omnibus Account related to the Offering have been met, and that the funds in the Omnibus Account related to the Offering (“Distribution Amount”) shall be transferred by Escrow Agent, upon the direction of Wefunder, to the Company. Escrow Agent shall have full authority to transfer said funds to the Company; however, Escrow Agent, in its sole and exclusive discretion, may refuse to transfer the funds to the Company if it believes that said transfer violates the terms of the Offering or applicable law, or if it reasonably believes said transfer is inappropriate for any other reason. In such event, Wefunder, Escrow Agent and the Company will work together to attempt to resolve any such concerns. If Escrow Agent and the Company are unable to resolve Escrow Agent's concerns, then, upon 10 days' prior written notice, Escrow Agent may file an interpleader action or such other appropriate action and deposit all funds on deposit in the Omnibus Account for the Offering with the Court, at which time, Escrow Agent shall no longer have any responsibility for funds with respect to the Offering. In the event that Escrow Agent files an interpleader or other action pursuant to this Section, then Escrow Agent shall be entitled to reasonable attorneys' fees and costs pursuant to Section 32 of this Agreement and as otherwise provided by law.

(e) The funds remaining in the Omnibus Account with respect to the Offering after distribution to the Company, shall be transferred to Wefunder to reimburse Wefunder for its expenses paid to third parties and for Wefunder to pay any third parties. Said funds shall be transferred to Wefunder upon receipt by Escrow Agent of a joint written request from Wefunder and the Company. Escrow Agent shall be entitled to rely upon documentation that it believes to be genuine, but shall have no obligation to investigate whether the documentation of compensation and expenses are legitimate or accurate.

(f) If the Distribution Amount is not met for any reason, including but not limited to, less than $500,000 being raised within twelve (12) months, or twenty-four (24) months if an extension is filed, then the Company and Wefunder shall notify Escrow Agent, in writing, that the Distribution Amount was not met and that all funds in the Omnibus Account related to the Offering should be transferred back to the Investors. In such event, Escrow Agent shall be entitled to rely on the joint written statement from Wefunder and the Company that the Distribution Amount for an Offering was not met and that Escrow Agent shall transfer all funds related to that Offering back to the Investors in that Offering. Wefunder shall provide to Escrow Agent as necessary the name, bank account information, and disbursement instructions of the Investors; provided, however, that in transferring funds to Investors, Wefunder may also direct the Escrow Agent to use any services or third parties permissible under Reg A of the Act.

(g) Escrow Agent reserves the right to request that Wefunder provide all recordkeeping with respect to the Omnibus Account related to the Offering, including a record of each Investor who has contributed to an account, the amount contributed, and amounts transferred to the Company or returned to Investors. Wefunder agrees to provide reports of such recordkeeping if requested by Escrow Agent. In addition, Wefunder shall conduct for each Investor, and maintain complete and accurate records related to, its “KYC/AML/CIP Policies and Procedures,” as updated by Wefunder from time to time in the ordinary course of its business. Wefunder’s current KYC/AML/CIP Policies and Procedures are attached to this Agreement as Exhibit A.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 3

(h) Escrow Agent shall have the right to require Wefunder to provide information and/or documentation and to develop procedures that Escrow Agent reasonably believes are necessary for it to properly and safely carry out the terms of this Agreement.

(i) Wefunder represents and warrants to Escrow Agent and the Company that the process set forth in this Section 5 complies in all respects with Reg A of the Act. Wefunder represents and warrants to Escrow Agent that the payment processor that Wefunderl has engaged to process Investor payments by credit card has and shall maintain at all times a PCI compliance certificate and all licenses and/or permits necessary to operate its business. If at any time Wefunder has actual knowledge that its payment processor no longer has an effective PCI compliance certificate or lacks any license or permit necessary to operate its business, Wefunder shall notify Escrow Agent of any such condition immediately in writing.

6.	Escrow Agent's Duties.

It is understood and agreed, further, that Escrow Agent shall:

(a) be under no duty to enforce or collect any payment from an Investor for the Offering;

(b) except as otherwise provided in this Agreement, be under no duty to accept funds or instructions for the payment of money from anyone other than Wefunder or to give any receipt therefore except to Wefunder;

(c) have no liability to Wefunder, any Investor, or the Company for following the terms and conditions of this Agreement or any written instructions given by Wefunder, or Wefunder and the Company, where joint written instructions from both Wefunder and the Company are required;

(d) have no responsibility or obligation to vet or otherwise determine the qualifications of any Investor. By allowing an Investor to invest money in the Company and directing an Investor to deposit the money into the Omnibus Account, Wefunder represents and warrants to Escrow Agent that it reasonably believes that the Investor is eligible to make such investment under Reg A of the Act;

(e) have no duty to solicit any payments that may be due to be deposited with Escrow Agent hereunder; and

(f) have no interaction with any Investor except as otherwise provided herein. All interactions with any Investor shall be by Wefunder or the Company.

7.	Limitations of Escrow Agent's Responsibilities and Liabilities.

(a) The duties and responsibilities of Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement. Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

(b) No further duties or responsibilities of Escrow Agent shall be implied or required other than as provided for in this Agreement.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 4

(c) In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from Wefunder, an Investor, the Company, or any other person which, in the sole and exclusive opinion of Escrow Agent, are in conflict with or do not strictly comply the provisions of this Agreement, Escrow Agent shall be entitled to, without liability to Wefunder, Investor, the Company, or any other person, refrain from taking any action other than to safely keep the Omnibus Account until it shall be directed otherwise in writing jointly signed by Wefunder, the Company and any other party required by the Escrow Agent or by a final order of a court of competent jurisdiction. In such circumstances, Escrow Agent shall without any liability to any party be entitled to refuse to distribute any money related to the Offering from the Omnibus Account.

(d) Escrow Agent shall not be required to take any action or refrain from taking any action which, in the sole and exclusive opinion of the Escrow Agent, would violate any law or regulation.

(e) Escrow Agent shall not be required to take any action or refrain from taking any action which, in the sole and exclusive opinion of the Escrow Agent, is not a proper action or inaction for a bank to take or refrain from taking.

(f) Escrow Agent shall not be liable to Wefunder, Investors, the Company, or any other person or entity, including any Investor whose funds were delivered to Escrow Agent for deposit in the Omnibus Account, for any action taken or omitted by Escrow Agent unless an arbitrator or court of competent jurisdiction by a final, non-appealable order, determines that any loss incurred by Wefunder, Investor, the Company, or any other person or entity, was caused by Escrow Agent's willful misconduct.

8.	No Duty of Investigation.

Except as otherwise provided herein, Escrow Agent may rely upon and shall have no liability for acting or refraining from acting upon any written notice, instruction or request furnished to it by Wefunder or an Investor, and believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, instruction, request or other document.

9.	Termination of Escrow Agent's Duties Under this Agreement.

(a) In its sole and exclusive discretion, Escrow Agent may resign from its duties and obligations under this Agreement by giving not less than 60 days' written notice to Wefunder and the Company of such resignation.

(b) Escrow Agent may be removed as Escrow Agent by either Wefunder or the Company upon the giving of not less than 30 days' written notice to Escrow Agent.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 5

(c) In the event of resignation or removal of Escrow Agent, the Company shall appoint a successor escrow agent to hold the Omnibus Account and any such successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment and instructions for the delivery of the funds being held by the Escrow Agent in the Omnibus Account. Upon the transfer of all funds in the Omnibus Account to the successor escrow agent, the successor escrow agent shall, without further act, become vested with all of the rights, powers and duties of the Escrow Agent as if originally named herein and the Escrow Agent shall have no further duties or responsibilities under this Agreement.

(d) If Escrow Agent is removed by the Company, the Company shall be liable for and shall pay all expenses actually incurred by Escrow Agent in transferring the Omnibus Account to a successor escrow agent. Such costs could include ACH and/or wire transfer charges. Escrow Agent shall provide Company with documentation demonstrating that such costs were incurred by Escrow Agent. Such costs will not include any reimbursement for staff time of Escrow Agent.

(e) If no successor escrow agent is appointed prior to the effective date of the resignation or removal of Escrow Agent, Escrow Agent may file an interpleader action or such other appropriate action and deposit all funds in the Omnibus Account with the Court, at which time, Escrow Agent shall no longer have any responsibility under this Agreement. In the event that Escrow Agent files an interpleader or other action as a result of no successor escrow agent being timely appointed, then Escrow Agent shall be entitled to all of its attorneys' fees and costs pursuant to Section 32 of this Agreement and as otherwise provided by law.

10.	Escrow Fees.

The Escrow Agent shall be entitled to be paid by Company for all services performed under this Agreement pursuant to Schedule I attached hereto.

11.	Indemnification of Escrow Agent by Wefunder and Company.

(a) Wefunder and Company, jointly and severally for their joint instructions, actions, and omissions, and individually for their individual instructions, actions, and omissions, shall indemnify, defend and hold harmless Escrow Agent and its directors, officers, agents, employees, accountants and attorneys (collectively, and individually, the " Indemnitees") from and against any and all lawsuits, arbitrations, claims, losses, liabilities, judgments, damages, fines, and penalties ("Liabilities") that may be filed, imposed on, incurred by, or asserted against Indemnitees or any of them, including attorneys' fees as provided herein, arising out of or in connection with (i) the Escrow Agent's execution of this Agreement; (ii) any acts or omissions to act by the Escrow Agent under this Agreement; (iii) Escrow Agent's role as the Escrow Agent; and/or (iv) the following of any instructions or directions by Wefunder and/or Company, as applicable, or any other person or entity for whom Escrow Agent is authorized to rely pursuant to the terms of this Agreement, including but not limited to the person(s) listed in Schedule II attached hereto, who is/are hereby authorized by Wefunder to provide instructions or directions to Escrow Agent of behalf of Wefunder.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 6

(b) As for the retention of attorney(s) to represent Indemnitees in relation to the Liabilities and the payment of attorneys' fees pursuant to the terms of the indemnification provided for in section 11 (a), the following shall apply:

(1)	If Wefunder and/or Company elects to retain an attorney(s) to represent Indemnitees, including the retention of the same attorney(s) who are representing Wefunder and/or Company, then Indemnitees shall have the right to approve said attorney(s), which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Indemnitees shall have the right disapprove any retained attorney(s) who would also be representing Wefunder and/or Company if Indemnitees believes there is any conflict of interest or potential conflict of interest in the retained attorney(s) representing Wefunder, and/or Company, and Indemnitees.

(2)	If Indemnitees, in their reasonable discretion, disapprove the attorney(s) retained by Wefunder and/or Company, then Wefunder and/or Company, as applicable, shall have the right to propose different attorney(s) to represent Indemnitees, and the rules provided in section 11 (a)(I) shall apply to the new attorney(s) retained by Wefunder and/or Company.

(3)	If Indemnitees and Wefunder and/or Company, as applicable, fail to agree to an attorney(s) retained by Wefunder and/or Company to represent Indemnitees, or if Wefunder and/or Company fails to retain counsel to represent Indemnitees, then Indemnitees shall have the right to retain attorney(s) to represent them. In such event, Wefunder and/or Company, as applicable, shall be responsible to reimburse Indemnitees for all reasonable attorneys' fees incurred by Indemnitees.

(c) Whether Indemnitees are represented by attorney(s) retained by Wefunder and/or Company, as applicable, or attorney(s) retained by Indemnitees, Wefunder and/or Company, as applicable, shall pay all out-of-pocket costs incurred by Indemnitees as a result of the Liabilities.

(d) The parties hereto acknowledge that this provision shall survive the resignation or removal of Escrow Agent for any reason and/or termination of this Agreement.

12.	No Fiduciary Duty.

The Escrow Agent shall have no fiduciary duties to any party or person as a result of this Agreement or its activities as the Escrow Agent hereunder.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 7

13.	Limitation of Damages.

Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for punitive or exemplary damages, incidental, special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action. The parties hereto acknowledge that this provision shall survive the resignation or removal of Escrow Agent for any reason and/or termination of this Agreement.

14.	Uncollectible Deposits and Chargebacks; Refunds.

If any checks or other instruments delivered to Escrow Agent for deposit in the Omnibus Account prove uncollectable, or in the event of any credit card chargeback, Wefunder shall promptly reimburse the Escrow Agent therefore upon written request and the Escrow Agent shall deliver the returned checks or other instruments to Wefunder, or, for chargebacks, shall process a payment to the Wefunder in the amount of the chargeback. In all such cases, Wefunder shall be responsible for refunding amounts to Company; provided, however, that for credit card refund requests and certain ACH refund requests, Escrow Agent understands and agrees that Wefunder shall send such requests to a third party processor which will then initiate the debit transaction for the refund from the Omnibus Account.

15.	Bank Required Investigation & Identification Information.

(a) The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title Ill of Pub. L. I 07-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the "USA Patriot Act"), the Escrow Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Escrow Agreement agree that they will provide the Escrow Agent with all information as the Escrow Agent may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

(b) Escrow Agent reserves the right to run searches on any party, including Investors, through the Office of Foreign Assets Control. Escrow Agent shall have the right to rely on the results of such searches and take such actions as the results of the searches may require or be prudent.

16.	Notices.

All notices, demands, and communications hereunder shall be in writing and shall be deemed to be duly given if delivered in person, by fax, by United States mail, certified or registered mail, return receipt requested, or by a nationally recognized overnight courier service, as follows:

(a) if to Escrow Agent

Boston Private Bank and Trust Company

10 Post Office Square

Boston, Massachusetts, 02109

Attn: Nick Hofer, Executive Vice President

Email: nhofer @bostonprivate.com

Tel: 415-402-3151

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 8

Boston Private Bank and Trust Company

16000 Ventura Boulevard

Encino, California 91436

Attn: Esther Kamp, Vice President

Email: ekamp@bostonprivate.com

Tel: 818-501-1706

(c) if to Company

(c) if to Wefunder

Wefunder, Inc.

Attn: Michael Norman, President

141B Hampshire St,

San Francisco, CA 94103

Tel: 401-477-3647

Wefunder, Inc.

Attn:  Nicholas Tommarello, CEO

141B Hampshire St,

San Francisco, CA 94103

Tel:  401-477-3647

or at such facsimile number or other address as any of the above may have furnished in writing to the other parties. Any such notice, demand or communication shall be deemed to have been given (i) on the date given, if delivered in person or faxed, or (ii) on the date received, if given by registered or certified mail, return receipt requested, or given by overnight courier service.

17.	Amendment.

The provisions of this Agreement may be waived, altered, amended, supplemented, or replaced, in whole or in part, only by a writing signed by all of the parties hereto.

18.	Assignment; Third Parties.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 9

(b) Except as set forth in the following sentence, this Agreement may not be transferred or assigned by Wefunder or Escrow Agent without the express prior written consent of the other parties. Any corporation, association, or other entity into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or otherwise transfer all or substantially all of its business, or any corporation, association or other entity resulting from any such merger, conversion, consolidation, sale or other transfer, shall, ipso facto, be and become successor Escrow Agent hereunder, vested with all of the powers, discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that any successor Escrow Agent shall promptly notify Wefunder in writing upon its appointment hereunder.

(c) Wefunder may engage third parties to perform its obligations under this Agreement where expressly permitted in this Agreement, provided that no such engagement of third parties shall relieve Wefunder from any of its obligations under this Agreement. Any breach of this Agreement by the actions or omissions of such third parties shall be deemed the actions of Wefunder under this Agreement, and Wefunder’s obligations under Section 11 of this Agreement shall apply to such third party actions and omissions. Third parties engaged by Wefunder are set forth on Exhibit B

19.	Counterparts.

This Agreement may be executed and delivered, including by electronic signature methods acceptable to both parties, scanned and emailed signatures, or facsimile signature, in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

20.	No Third Party Beneficiaries.

Nothing in this Agreement is intended to confer any rights or remedies on anyone other than the parties to this Agreement and their respective successors, representatives and assigns. The provisions of this Agreement shall not entitle any person not a signatory to this Agreement to any rights as a third party beneficiary, or otherwise, it being the specific intention of the parties hereto to preclude any and all-non-signatory parties from any such third party beneficiary rights, or any other rights whatsoever.

21.	Choice of Law and Jurisdiction.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws. The parties hereto agree that any court action that is permitted to be brought hereunder shall be brought in the courts located in the County of Alameda, in the State of California. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 10

22.	Arbitration of Disputes.

(a) Except as otherwise provided herein, any controversy or dispute between any of the parties to this agreement arising out of any of the terms, provisions, or conditions of this agreement shall be submitted to arbitration in Alameda County, California or another location agreed to by the parties. The arbitration shall be conducted through and in conformity with and subject to the applicable rules and procedures of ADR Services, Inc., (or any successor thereto). If ADR Services, Inc. is not then in existence and there is no such successor, or if for any reason ADR Services, Inc. fails or refuses to act, then the arbitration shall be conducted through and in conformity with, and subject to, the applicable rules and procedures of JAMS, Inc.

(b) The arbitration shall, to the fullest extent possible, further be conducted in conformity with and subject to the provisions then in effect of the United States of Arbitration Act, 9 USC § I et seq.

(c) The parties hereby agree to select one arbitrator by mutual agreement through ADR Services or a successor service in accordance with the provisions hereinabove. The selection of the arbitrator shall be in accordance with the rules prescribed above, except that

(d)  any arbitrator selected shall be neutral and thoroughly familiar with the principal subject matter of the issues to be arbitrated, such as by way of example, escrow matters. If the parties fail to mutually agree upon an arbitrator, then an arbitrator with the above required qualifications shall be selected by ADR Services, or, if applicable, the successor service.

(e)  The parties hereby agree that the testimony of witnesses shall be given under oath, and that depositions and other discovery may be ordered by the arbitrator.

(f)  The costs of the arbitration, including the arbitrator's fees, shall be borne equally by the parties to the arbitration, unless otherwise ordered by the arbitrator.

(g)  By agreeing to have any dispute arising out of the matters included in this 'Arbitration of Disputes' provision decided by neutral arbitration, the parties hereto are giving up any rights they might possess to have the dispute litigated in a court or a jury trial. The parties are giving up their judicial rights to discovery and appeal.

23.	Entire Agreement.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 11

24.	Unenforceability or Partial Unenforceability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted, provided that the obligations and responsibilities of Escrow Agent are not materially altered or modified.

25.	Disputes Concerning Agreement.

Notwithstanding the Arbitration of Disputes provision herein, in the event that a dispute concerning the subject matter of this Agreement is such that Escrow Agent deems it necessary or appropriate for its protection to do so, Escrow Agent may deposit all funds in the Omnibus Account into a court of competent jurisdiction and thereupon shall have no further duties with respect to this Agreement or such Account. In the event that Escrow Agent files an interpleader or other action pursuant to this Section, then Escrow Agent shall be entitled to all of its attorneys' fees and costs pursuant to Section 32 of this Agreement and as otherwise provided by law.

26.	Compliance with Court Orders.

In the event that all or any portion of the Omnibus Account shall be attached, garnished or levied upon by any court order, or if the delivery of any portion of the Omnibus Account shall be stayed or enjoined by any court order, or if any court order, judgment or decree shall be entered affecting the Omnibus Account, or Escrow Agent, Escrow Agent may, in its sole discretion, obey and comply with such orders, decrees, writs and judgments so issued or entered, notwithstanding any other provision of this Agreement to the contrary.

27.	No Payment on Non-Business Days.

If any payment under this Agreement is to be made on a day which is a Saturday, Sunday or a day on which Escrow Agent is closed, then such payment shall be made, with no penalty or interest being due because of such delayed payment, on the next succeeding day which is not a Saturday, Sunday or a day on which Escrow Agent is closed.

28.	Drafting Ambiguities.

In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn because a party, or the attorneys for one of the parties, drafted this Agreement or any provision thereof.

29.	Waiver.

Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 12

30.	Representation By Counsel.

Each of the parties executing this Agreement represents that they have been represented by legal counsel of their choice in the negotiation and preparation of this Agreement.

31.	Further Assurances.

Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate the terms and conditions of this Agreement.

32.	Recovery of Attorneys' Fees.

In any legal action, arbitration or other proceeding brought in connection with, arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs of suit, including reasonable attorneys' fees. This attorneys' fees provision is to be liberally construed in favor of its application and, therefore, is intended to have the broadest possible application. Accordingly, and without limiting the generality or scope of the foregoing, this attorneys' fees provision is intended to apply whether the claims asserted sound in contract or tort, whether the relief sought is legal or equitable, and whether the issue(s) arising out of or relating to this Agreement are raised in connection with a pleading seeking affirmative relief (by way of example and not by way of limitation, a complaint, cross-complaint or complaint in intervention) or by way of answer, denial, affirmative defense or plea in abatement.

33.	Headings.

The headings of the sections of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

[signature page to follow]

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 13

IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the day and year first above written.

BOSTON PRIVATE BANK AND TRUST CO.,

as Escrow Agent

By:
Name: Nick Hofer
Title: Executive Vice President

By:
Name: Kathryn Diamond
Title: Senior Vice President

., a Delaware corporation, as Company

By:
Name: Paul Scanlan
Title: CEO

WEFUNDER, INC., a Delaware corporation, as Wefunder

By:
Name: Michael Norman
Title: President

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 14

SCHEDULE I

ESCROW AGENT FEE SCHEDULE

Initial Escrow Agreement Fee if DDA (plus legal fees)	$3,500.00

Annual Fee	$1,500.00

Disbursement Fee, per disbursement	$350.00

Account Activity Fees (processed through Account Analysis, see Disclosure and Fee Schedule - Business for details)

Monthly Maintenance - DDA	$20.00

Cashier’s Checks	$10.00

Outgoing Domestic Wire Transfers (per wire)	$25.00

Outgoing US$ International Wire Transfers (per wire)	$25.00

Outgoing Foreign Currency International Wire Transfers (per wire)	$35.00

Additional Account Activity Fees

Account Research/Statement Copies (per hour, $30 minimum)	$30.00

Levies/Garnishments/Subpoenas	$50.00

Overdraft/NSF Check Return/Uncollected Funds (per item, $120 max)	$30.00

Interest Charged on Overdraft Accounts	15% on avg neg collected balance

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 15

SCHEDULE II

PERSON(S) AUTHORIZED BY WEFUNDER TO PROVIDE INSTRUCTIONS OR
DIRECTIONS TO ESCROW AGENT OF BEHALF OF WEFUNDER.

Greg Belote

Omar Shammar

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 16

EXHIBIT A

Wefunder’s KYC/AML/CIP Policies and Procedures

Wefunder KYC/AML/CIP Policies and Procedures

The Wefunder KYC/AML/CIP Policy is designed to prevent money laundering and mitigate the risk of Wefunder Inc. and it’s affiliates (henceforth referred to as “The Platform”) from being used for fraud or financial crimes. Although when operating as an investment advisor or funding portal The Platform is not required by regulation to adopt AML and CIP policies, the company chooses to adopt policies to make it easier to integrate with financial institutions and to improve the safety of the issuers and purchasers who use The Platform.

Policy Overview

•	Appointment of a Money Laundering Reporting Officer (MLRO) of sufficient seniority, with the responsibility for oversight of The Platform’s compliance with relevant legislation, regulations, rules and industry guidance.
•	Establishing and maintaining a risk based approach towards assessing and managing the money laundering and terrorist financing risks to The Platform.
•	Establishing and maintaining know your customer (KYC) procedures, including enhanced due diligence for customers presenting higher risk, such as Politically Exposed Persons (PEPs).
•	Procedures for reporting suspicious activity internally.
•	The maintenance of appropriate records for the minimum prescribed periods.
•	Training and awareness for all relevant employees.
•	The provision of appropriate management information and reporting to senior management of The Platform’s compliance with the requirements.

Designation of Compliance Officer

The CTO will act as the MLRO for The Platform.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 17

Risk-Based CIP Procedures

The Platform follows a risk-based approach to develop a reasonable belief that an issuer or purchaser is who they say they are and are not engaging in fraud or financial crimes.

For issuers selling securities through The Platform, the existence of the business and the identity of at least one signing officer must be verified. A higher standard of verification is required when the issuer is using Regulation Crowdfunding.

For purchasers buying securities through The Platform, there are three tiers of due diligence that are applied based on purchaser behavior and transaction history. These tiers are balanced to minimize the risk of fraud and money laundering, while respecting personal privacy and not imposing a disproportionate burden on purchasers. Requiring a SSN before allowing a purchaser to invest $100, for example, is not a reasonable measure to prevent money laundering.

For purchasers the due diligence requirements are as follows:

A purchaser must pass our Initial Due Diligence requirements if:

•	They invest less than $2,000 per year.

A purchaser must pass our Standard Due Diligence requirements if:

•	They invest more than $2,000 per year OR
•	Exhibit suspicious behavior. For example, the purchaser signs up with what appears to be a fake name and address.

A purchaser must pass our Heightened Due Diligence requirements if:

•	They invest more than $50,000 per year OR
•	Exhibit high-risk behavior. For example, if it appears as through a single person created 10 investor accounts that invest $1,000 each.

For individuals who are US residents, The Platform requires collection of:

•	Initial Due Diligence
o	Legal Name
o	Address
•	Standard Due Diligence
o	Initial Due Diligence PLUS
o	Date of Birth
o	Social Security Number

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 18

•	Heightened Due Diligence
o	Standard Due Diligence PLUS
o	A phone screen with a Reviewer.
o	Evidence of accredited investor status according to 506(c) accredited investor verification standards.

For individuals who are not US residents, The Platform requires collection of:

•	Initial Due Diligence
o	Legal Name
o	Address
•	Standard Due Diligence
o	Initial Due Diligence PLUS
o	Date of Birth
o	One of
▪	TIN
▪	Passport number and country of issuance
▪	Alien identification card number
▪	Number and country of issuance of any other government-issued document evidencing nationality or residence (for example, a driver’s license).
•	Heightened Due Diligence
o	Standard Due Diligence PLUS
o	A phone screen with a Reviewer.
o	Evidence of accredited investor status according to 506(c) accredited investor verification standards.

The Platform must make it clear to purchasers that the any information provided may be used to perform an identity check, and that such a check may be run at any time.

For purchasers, The Platform attempts to verify identity before initiating payment via ACH or credit card. In cases where the purchaser sends a wire transfer or check before their identity has been verified, The Platform must attempt to verify the identity of the purchaser within 30 days.

For issuers, The Platform must verify identity of the issuer before disbursement of funds.

When verifying the identity of an individual, The Platform first attempts to automatically verify identity using third-party services such as LexisNexis and BlockScore. If the identity cannot be automatically verified the individual’s account will be reviewed by a human associated with The Platform (a Reviewer).

Individuals whose name matches their SSN or government-issued identification exactly will be auto-verified provided no warning flags are raised by The Platform’s fraud detection system or third-party services.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 19

Individuals whose name has a partial match with their SSN or government-issued identification will be reviewed by a Reviewer.

Individuals who lack a SSN or reside in a country where The Platform cannot automatically verify the validity of provided information will be reviewed by a Reviewer.

At any time an issuer or purchaser can be flagged for human review, even if previously verified, and their account will be reviewed by a Reviewer. The account may be flagged automatically by a fraud detection system or manually by an employee or contractor of Wefunder.

All individuals have their names compared to the OFAC and PEP watch lists. A match requires the account to be reviewed by a Reviewer.

For anyone who requires Heightened Due Diligence we require that they pass a phone screen with a Reviewer. In this call we collect information about their background, look for red flags that would indicate false information, and ensure that they understand

For issuers and purchasers verified before the adoption of this policy, it is up to the digression of a Reviewer whether the account requires re-verification. The recommendation of this policy is to only require it for accounts with no investment activity or when a large change in behavior occurs (such as investment sizes going from $1,000/investment to $100,000/investment).

Human Review

A Reviewer must be an employee or contractor of The Platform and must be trained by the MLRO.

When reviewing an issuer or purchaser, the Reviewer may use a variety of verification methods to establish a reasonable belief that the issuer or purchaser is who they say they are. If the Reviewer decides there is enough evidence to establish a reasonable belief, the Reviewer must document the methods used in his or her determination.

For purchasers, a higher standard of verification is required for large investments (over $10,000) than small investments ($10,000 or less). Purchasers who make larger investments are considered higher risk for money laundering.

Reviewers can consider the funding source when assessing the purchaser’s risk for fraud or money laundering. A US bank account is considered lower risk than a credit card.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 20

For issuers, a higher standard of verification is required for offerings done using Regulation Crowdfunding or Regulation A as required by the JOBS Act. This includes running a background and securities enforcement regulatory history check on all officers, directors and each person holding more than 20 percent of the shares of the issuer. For offerings done using Regulation D, The Platform is only required to establish a reasonable belief that the company is a legitimate business.

Verification methods for individuals used by the Reviewer include:

•	Comparing information provided by the individual against information found in public databases such as LexisNexis.
•	Photographs of unexpired government-issued identification.
•	Connected Facebook and LinkedIn accounts.
•	Bank account information.
•	Financial statements from a US bank or brokerage account.
•	Photograph of a W-2 with matching name and SSN.
•	Google Maps to check and see if the address is that of a real residence.
•	Public investor history (for purchasers).
•	Checking references with other issuers (for purchasers) or employers (for issuers).
•	Checking references with reputable startup accelerators such as Y Combinator, 500 Startups and TechStars.
•	Contacting the customer.

Verification methods for non-individuals used by the Reviewer include:

•	Comparing information provided (including legal name, address and Employment Identification Number) against information found in public databases such as EDGAR.
•	Certified articles of incorporation.
•	Government-issued business license.
•	Certificate of good standing.
•	Checking references with reputable startup accelerators such as Y Combinator, 500 Startups and TechStars.
•	Checking references with other issuers (for purchasers only).
•	Checking references with the financial institution of the disbursement account of the corporation or LLC to make sure it matches information provided (for example, it’s a business account where the account name matches the provided legal name).
•	Checking references with reputable startup accelerators such as Y Combinator, 500 Startups and TechStars.
•	Contacting the business using information on their website (not information provided by the user on The Platform) to verify the signing officer is an authorized representative of the business.

Example Situations of “Reasonable Belief” Human Review

A purchaser named Liz Doe-Smith provided a SSN that was verified through LexisNexis, but LexisNexis reports the name as “Elizabeth Doe”. The system flags this as a name mismatch and then a Reviewer reviews the account. The Reviewer decides that Liz is probably Elizabeth Doe.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 21

A purchaser from Saudi Arabia provides a photograph of his passport and connects his Facebook account to The Platform. The Reviewer checks the Facebook account and considers it to be legitimate – the account is several years old with many posts, and is connected to over 100 friends who appear to be legitimate accounts as well. The Facebook profile picture matches the photo provided and the images does not appear to be altered. The Reviewer considers there to be enough evidence to establish a reasonable belief for the

A purchaser from Saudi Arabia provides a passport number and connects his Facebook and LinkedIn accounts to The Platform. The Reviewer checks the Facebook and LinkedIn accounts and considers them to be legitimate: the accounts are several years old with a history of activity and over 100 connections from other accounts that appear legitimate. For small investments, the Reviewer considers there to be enough reasonable belief of identity considering information available. For larger investments, the Reviewer will want to contact the customer and request additional information such as a photo of his passport showing his passport number and face (which should match photos on Facebook).

A purchaser provides a SSN that is valid on LexisNexis but raises a “may be a duplicate SSN” warning. The purchaser is making a $2,000 investment and the provided address matches the one on LexisNexis – the Reviewer considers there to be sufficient reasonable belief.

A purchaser named Eric Chang from China matches an alias of “Lei ZHANG” on the OFAC watch list for drug trafficking, and is making a $25,000 investment on The Platform. The Reviewer sees that Eric is a prolific investor with a record of 30 investments in startups and has connected a LinkedIn profile that claims past experience with Microsoft and an advanced degree from MIT. The Reviewer corroborates this with information found on microsoft.com and sees that Eric is connected to several Microsoft executives on LinkedIn. The Reviewer calls Eric and asks a few basic questions about his information and background, and concludes that Eric is unlikely the same person as the one on the OFAC watch list and there’s sufficient reasonable belief.

A purchaser submits a SSN that results in a “SSN is deceased or issued before date of birth” warning in LexisNexis. The Reviewer requests the purchaser re-enter their SSN (in case of error). If this raises the same error the Reviewer will request driver’s license information, which the Reviewer is able to verify using BlockScore. The Reviewer considers there to be sufficient reasonable belief.

An issuer is interested in doing an offering on The Platform using Regulation D. An employee of Wefunder met the CEO after they presented at a demo day for a reputable startup accelerator. A Reviewer (who may be the same employee) has a conversation with the CEO and considers there to be sufficient reasonable belief that the company is legitimate and the CEO is an authorized representative.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 22

Example Situations of no “Reasonable Belief” Human Review

An issuer provides information for a US company but provides wire information for a bank in China. The Reviewer sees no mention of China in the information provided for the offering. The Reviewer calls the issuer and inquires about the Chinese bank account and requests extra documentation to verify the business is legitimate and is not a US shell company. The issuer is unable to provided the documentation and the Reviewer suspects fraud, so the Reviewer cancels the offering.

A purchaser makes a large number of small investments in a short amount of time, triggering an alert for potential fraud by The Platform. A Reviewer inspects the account and finds evidence that the account was controlled by a script (rather than a human), the Reviewer will suspend the account.

A purchaser makes a very large ($250,000) investment and mails a check before The Platform establishes a reasonable belief of identity. A Reviewer notices that the address provided is not a real residence and has a suspicion of fraud. The Reviewer flags the account and The Platform notifies it’s escrow partner about the possibility of a bad check. If the check bounces the Reviewer will suspend the purchaser’s account. If the check clears the Reviewer will attempt to contact the purchaser and, addition to verifying the name and identity of the purchaser, will verify the address with public records. If the Reviewer doesn’t have a strong belief that the purchaser is who he says he is, the Reviewer will cancel the investment.

An issuer is interested in doing an offering on The Platform using Regulation Crowdfunding. An employee of Wefunder met the CEO after they presented at a demo day for a reputable startup accelerator. A reviewer (who may be the same employee) has a conversation with the CEO and requests information to perform background checks on every officer, director, and person owning 20% or more stock in the issuer. The issuer is unresponsive with providing the requested information. After a reasonable number of requests, the Reviewer decides that there is not sufficient reasonable belief of identity verification.

An issuer is interested in doing an offering on The Platform using Regulation Crowdfunding. When performing a securities check on the CEO the SEC reports that he was convicted of felony securities fraud. The Reviewer double checks to make sure there’s no possibility of false positive, but there’s an exact name and SSN match. The Reviewer cancels the offering.

Procedures for Internal Reports

The Portal maintains a communication channel open to all employees and contractors that is dedicated to fraud. If an employee or contractor suspects fraud or money laundering, he/she can raise his/her concern in this channel or by talking to the MLRO directly. An internal report must provide some information behind why the reporter suspects (or has evidence of) fraud or money laundering.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 23

Any suspicion of fraud or money laundering will flag an account for review assuming the account is a high-risk account. The Reviewer must double check the previous methods of verification and may require a higher burden of verification due to the change in risk profile.

If the Reviewer is unable to establish sufficient reasonable belief, they have the following options:

1.	Suspend the account and cancel all pending investments (for purchasers) or abort the offering (for issuers).
2.	Impose an investment limit until more evidence is provided (for purchasers).
3.	Pause the offering until more evidence is provided (for issuers).
4.	Declare the internal report a false positive and document their reasonable doubt.

It is up to the judgment of the Reviewer what to do. Internal reports that are declared to be a false positive are not deleted and will be used to inform future reviews.

Maintenance of Records

All relevant records are to be kept for at least five years. Data can be stored electronically or on a medium that can be retrieved within three business days (for example, such as a USB key stored in a safe).

Training and Awareness of Relevant Employees

The MLRO or a designated trainer (Trainer) must train each Reviewer with this policy and make sure they understand the procedures and motivations behind the procedures. The Trainer must periodically check the reviews of each Reviewer at least once every twelve months. The Trainer must randomly pick issuers and purchasers to ensure their verifications were properly documented and that the Reviewer was exercising good judgment around when there was sufficient reasonable belief according to this policy.

The Trainer must also provide an easy way for Reviewers to ask questions about the policy or to seek guidance on whether there’s sufficient reasonable belief.

Reporting to Senior Management

The MLRO must report to the officers and directors of The Platform at least once every twelve months about The Platform’s compliance with this policy and relevant legislation, regulations, rules and industry guidance.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 24

EXHIBIT B

Third Parties engaged by the Portal:

Stripe, Inc.

Vericheck Inc.

Wefunder Portal-Escrow Agreement Second Amendment 11-1-17	Page 25